Exhibit 12.1
Digital Realty Trust, Inc. and Subsidiaries
Statement of Computation of Ratios
(in thousands, except ratios)

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Income from continuing operations before noncontrolling interests	$176,609	$335,712	$431,852	$301,591	$203,415	$320,449	$216,047
Interest expense	184,653	180,254	236,480	201,435	191,085	189,399	157,108
Interest within rental expense (1)	21,647	21,114	27,879	8,208	5,393	7,687	3,410
Noncontrolling interests in consolidated joint ventures	(353)	(456)	(367)	(460)	(465)	(595)	444
Earnings available to cover fixed charges	$382,556	$536,624	$695,844	$510,774	$399,428	$516,940	$377,009
Fixed charges:
Interest expense	$184,653	$180,254	$236,480	$201,435	$191,085	$189,399	$157,108
Interest within rental expense (1)	21,647	21,114	27,879	8,208	5,393	7,687	3,410
Capitalized interest	13,669	11,447	16,324	12,851	20,373	26,277	21,456
Total fixed charges	219,969	212,815	280,683	222,494	216,851	223,363	181,974
Preferred stock dividends	46,268	66,378	83,771	79,423	67,465	42,905	38,672
Fixed charges and preferred stock dividends	$266,237	$279,193	$364,454	$301,917	$284,316	$266,268	$220,646
Ratio of earnings to fixed charges	1.74	2.52	2.48	2.30	1.84	2.31	2.07
Ratio of earnings to fixed charges and preferred stock dividends	1.44	1.92	1.91	1.69	1.40	1.94	1.71

(1)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).

Digital Realty Trust, L.P. and Subsidiaries
Statement of Computation of Ratios
(in thousands, except ratios)

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Income from continuing operations before noncontrolling interests	$176,609	$335,712	$431,852	$300,226	$203,415	$320,449	$216,047
Interest expense	184,653	180,254	236,480	202,800	191,085	189,399	157,108
Interest within rental expense (1)	21,647	21,114	27,879	8,208	5,393	7,687	3,410
Noncontrolling interests in consolidated joint ventures	(353)	(456)	(367)	(460)	(465)	(595)	444
Earnings available to cover fixed charges	$382,556	$536,624	$695,844	$510,774	$399,428	$516,940	$377,009
Fixed charges:
Interest expense	$184,653	$180,254	$236,480	$202,800	$191,085	$189,399	$157,108
Interest within rental expense (1)	21,647	21,114	27,879	8,208	5,393	7,687	3,410
Capitalized interest	13,669	11,447	16,324	12,851	20,373	26,277	21,456
Total fixed charges	219,969	212,815	280,683	223,859	216,851	223,363	181,974
Preferred unit distributions	46,268	66,378	83,771	79,423	67,465	42,905	38,672
Fixed charges and preferred unit distributions	$266,237	$279,193	$364,454	$303,282	$284,316	$266,268	$220,646
Ratio of earnings to fixed charges	1.74	2.52	2.48	2.28	1.84	2.31	2.07
Ratio of earnings to fixed charges and preferred unit distributions	1.44	1.92	1.91	1.68	1.40	1.94	1.71

(1)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).